Exhibit 99.1

TripAdvisor Reports Fourth Quarter and Full Year 2012 Financial Results

NEWTON, MA, February 13, 2013 – TripAdvisor, Inc. (NASDAQ: TRIP) today announced financial results for the fourth quarter and full year ended December 31, 2012.

•	Fourth quarter 2012 revenue was $169.4 million, up 23% year-over-year; full year 2012 revenue increased to $763.0 million, up 20% year-over-year.

•

Fourth quarter 2012 net income was $33.6 million, or $0.23 per diluted share, up 52% year-over-year; full year 2012 net income increased to $194.1 million, or $1.37 per diluted share, up 9% year-over-year.

•

Fourth quarter 2012 non-GAAP net income was $41.3 million, or $0.29 per diluted share, up 26% year-over-year; full year 2012 non-GAAP net income increased to $218.7 million, or $1.54 per diluted share, up 10% year-over-year.

•	Fourth quarter 2012 Adjusted EBITDA was $64.3 million, or 38% of revenue, up 17% year-over-year; full year 2012 Adjusted EBITDA increased to $352.5 million, or 46% of revenue, up 9% year-over-year.

•

Cash flow from operations for the fourth quarter was $71.1 million, or 42% of revenue, up 172% year-over-year; full year 2012 cash flow from operations increased to $239.1 million, or 31% of revenue, up 10% year-over-year.

•	Free cash flow for the fourth quarter increased 199% year-over-year to $62.4 million, or 37% of revenue; full year 2012 free cash flow was $209.8 million, or 27% of revenue, up 7% year-over-year.

•

Effective February 12, 2013 Mr. Gregory B. Maffei, President, CEO and Director of Liberty Interactive Corporation, was elected Chairman of the Board and designated to serve on the Executive Committee and Compensation Committee.

•	Board of Directors authorizes up to $250 million of share repurchases.

“The fourth quarter capped an exciting year during which we reinforced our importance in the travel-planning funnel. We deepened our social and personalization initiatives, grew our member and content base rapidly and innovated our product offerings, including introducing a new meta experience on smartphones,” said Steve Kaufer, CEO of TripAdvisor. “In 2013, we want to build on that momentum and amplify our global brand, providing the best experience for every user, on every device, in every geography.”

Discussion of Fourth Quarter and Full Year 2012 Results

Revenue for the fourth quarter of 2012 was $169.4 million, an increase of $31.6 million, or 23%, compared to the fourth quarter of 2011. Revenue for the year ended December 31, 2012 was $763.0 million, an increase of $125.9 million, or 20%, compared to the year ended December 31, 2011.

•

Click-based advertising – Revenue from click-based advertising totaled $123.8 million for the fourth quarter of 2012, an increase of 24% compared to the fourth quarter of 2011. Click-based advertising revenue represented 73% of total revenue in the fourth quarter of 2012, compared to 72% in the fourth quarter of 2011. Revenue from click-based advertising totaled $587.8 million for the year ended December 31, 2012, an increase of 18% compared to the year ended December 31, 2011. Click-based advertising revenue represented 77% of total revenue for the year ended December 31, 2012, compared to 79% of revenue for the year ended December 31, 2011.

•

Display-based advertising – Revenue from display-based advertising totaled $22.3 million for the fourth quarter of 2012, a decrease of 3% compared to the fourth quarter of 2011, which contained a large advertising purchase. Display-based advertising revenue represented 13% of total revenue in the fourth quarter of 2012, compared to 17% in the fourth quarter of 2011. Revenue from display-based advertising totaled $94.1 million for the year ended December 31, 2012, an increase of 10% compared to the year ended December 31, 2011. Display-based advertising revenue represented 12% of total revenue for the year ended December 31, 2012, compared to 13% in the year ended December 31, 2011.

•

Subscription, transaction and other – Revenue from subscription, transaction and other totaled $23.3 million for the fourth quarter of 2012, an increase of 56%, compared to the fourth quarter of 2011. Subscription, transaction and other revenue represented 14% of total revenue in the fourth quarter of 2012, compared to 11% in the fourth quarter of 2011. Revenue from subscription, transaction and other totaled $81.1 million for the year ended December 31, 2012, an increase of 58% compared to the year ended December 31, 2011. Subscription, transaction and other revenue represented 11% of total revenue for the year ended December 31, 2012, compared to 8% for the year ended December 31, 2011.

For the fourth quarter of 2012, revenue from the U.S. totaled $83.8 million, and represented 50% of total revenue. Revenue from the U.K. totaled $22.2 million, and represented 13% of total revenue for the fourth quarter of 2012. Revenue from the rest of the world totaled $63.4 million, and represented 37% of total revenue for the fourth quarter of 2012. For the year ended December 31, 2012, revenue from the U.S. totaled $386.2 million, and represented 51% of total revenue. Revenue from the U.K. totaled $110.2 million, and represented 14% of total revenue for the year ended December 31, 2012. Revenue from the rest of the world totaled $266.5 million, and represented 35% of total revenue for the year ended December 31, 2012. Click-based advertising revenue by geography is based on the geographic location of our websites.

Related-party revenue from Expedia totaled $39.5 million for the fourth quarter of 2012, an increase of $2.1 million, or 6%, compared to the fourth quarter of 2011. Related-party revenue from Expedia totaled $203.8 million for the year ended December 31, 2012, a decrease of $7.3 million, or 3%, compared to the year ended December 31, 2011.

GAAP net income for the fourth quarter of 2012 was $33.6 million, or $0.23 per diluted share, compared to GAAP net income of $22.0 million, or $0.16 per diluted share, for the fourth quarter of 2011. GAAP net income for the year ended December 31, 2012 was up 9% to $194.1 million, or $1.37 per diluted share, compared to GAAP net income of $177.7 million, or $1.32 per diluted share, for the year ended December 31, 2011.

Non-GAAP net income for the fourth quarter of 2012 was $41.3 million, or $0.29 per diluted share, compared to non-GAAP net income of $32.8 million, or $0.24 per diluted share, for the fourth quarter of 2011. Non-GAAP net income for the year ended December 31, 2012 was up 10% to $218.7 million, or $1.54 per diluted share, compared to non-GAAP net income of $198.5 million, or $1.46 per diluted share, for the year ended December 31, 2011.

Adjusted EBITDA for the fourth quarter of 2012 was $64.3 million, and Adjusted EBITDA margin was 38%, compared to Adjusted EBITDA of $55.1 million and Adjusted EBITDA margin of 40% for the fourth quarter of 2011. Adjusted EBITDA and Adjusted EBITDA margin for the year ended December 31, 2012 was $352.5 million and 46%, compared to $322.9 million and 51% of revenue for the year ended December 31, 2011.

Cash flow from operating activities for the fourth quarter 2012 was $71.1 million, an increase of $45.0 million, or 172%, compared to the fourth quarter of 2011. The increase was due primarily to an increase in net income, an increase in working capital movements and partially offset by the classification of related party activity with Expedia pre and post spin-off. Cash flow from operating activities for the year ended December 31, 2012 was $239.1 million, an increase of $21.2 million, or 10%, compared to the year ended December 31, 2011.

As of December 31, 2012, cash and cash equivalents and short and long term marketable securities were $585.7 million, up $402.2 million year-over year.

As of December 31, 2012, TripAdvisor had 1,575 employees, up from 1,483 employees at September 30, 2012 and 1,250 at December 31, 2011.

In the Company’s earnings release and the related conference call or webcast, the Company may use or discuss non-GAAP net income, Adjusted EBITDA, Adjusted EBITDA margin and free cash flow, which are non-GAAP financial measures as defined by the Securities and Exchange Commission. Please refer to the section below entitled “Use of non-GAAP Financial Measures” for definitions of these non-GAAP financial measures and the financial schedules attached to this press release for reconciliation of non-GAAP financial measures to the most directly comparable GAAP financial measure.

Other Fourth Quarter and Year End 2012 Business Highlights

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TripAdvisor’s travel community averaged more than 50 million monthly unique visitors for the quarter ended December 31, 2012, according to comScore. At about 10% of the world’s monthly unique visitors in online travel, TripAdvisor remains the largest travel website in the world.

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TripAdvisor user content continued to grow at 60 contributions per minute, covering more than 670,000 hotels and accommodations, 1 million restaurants and nearly 250,000 attractions in more than 120,000 destinations throughout the world. TripAdvisor syndicates its content to more than 575 partners and TripAdvisor widgets can be found on more than 70,000 sites around the globe, reaching over 300 million people per month.

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TripAdvisor averaged more than 40 million monthly Facebook visitors to its website and Facebook app during the fourth quarter, according to AppData, and now has more than 44 million marketable members, up nearly 100% year-over-year, according to company logs. Facebook users have contributed 1 billion Open Graph shared actions, 2 billion travel “pins,” and 35% of new reviews come from Facebook-connected users.

•

TripAdvisor reached more than 31 million downloads of its TripAdvisor, City Guides and SeatGuru mobile apps and average unique monthly visitors via mobile devices grew nearly 190% year-over-year to more than 45 million for the quarter ended December 31, 2012, according to company logs. The Company introduced a metasearch display for all smartphone sessions, giving users hotel room pricing and availability in-line and launched 20 new City Guides, bringing its total to 80 cities covered.

•

TripAdvisor’s Business Listings customer base grew to more than 50,000 subscribers, up more than 40% year-over-year. TripAdvisor also now has a vacation rental inventory of more than 300,000 listings, up more than 50% year-over-year.

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TripAdvisor announced its biggest-ever Travelers’ Choice® campaign, awarding 6,000 properties its 2013 Travelers’ Choice honors. In its 11th year, Travelers’ Choice now covers Top Hotels, Luxury, Bargain, Service, Small Hotels, and B&Bs and Inns in 82 countries worldwide.

Share Repurchase Program

The Company’s Board of Directors has authorized up to $250 million of share repurchases to be funded by available cash and future cash from operations. The repurchase program has no expiration but may be suspended or terminated by the Board of Directors at any time. The Company plans to use this program opportunistically. The Executive Committee of the Company’s Board of Directors will determine the price, timing, amount and method of such repurchases based on its evaluation of market conditions and other factors, and any shares repurchased will be in compliance with applicable legal requirements, at prices determined to be attractive and in the best interests of both the Company and its stockholders. Repurchases may be made under a Rule 10b5-1 plan, which would permit the Company to repurchase shares when the Company might otherwise be precluded from doing so under insider trading laws.

Conference Call

TripAdvisor will host a conference call today, February 13, 2013 at 5:00 p.m., Eastern Time, to discuss TripAdvisor’s fourth quarter and full year 2012 operating results, as well as other forward-looking information about TripAdvisor’s business. Domestic callers may access the earnings conference call by dialing (877) 224-9081 (International callers, dial (224) 357-2223). Investors and other interested parties may also go to the Investor Relations section of TripAdvisor’s website at http://ir.tripadvisor.com/events.cfm for a live webcast of the conference call. Please access the website at least 15 minutes prior to the call to register, download, and install any necessary audio software. A replay of the conference call will be available on TripAdvisor’s website noted above or by phone (dial (855) 859-2056 and enter the pass code 86500672) until February 20, 2013 and the webcast will be accessible at http://ir.tripadvisor.com/events.cfm for at least twelve months following the conference call.

About TripAdvisor

TripAdvisor® is the world’s largest travel site,* enabling travelers to plan and have the perfect trip. TripAdvisor offers trusted advice from real travelers and a wide variety of travel choices and planning features with seamless links to booking tools. TripAdvisor branded sites make up the largest travel community in the world, with more than 60 million unique monthly visitors*, and over 75 million reviews and opinions. The sites operate in 30 countries worldwide, including China under daodao.com. TripAdvisor also includes TripAdvisor for Business, a dedicated division that provides the tourism industry access to millions of monthly TripAdvisor visitors.

TripAdvisor, Inc. (NASDAQ: TRIP) manages and operates websites under 19 other travel media brands, and together the sites attract more than 74 million unique monthly visitors.** TripAdvisor, Inc.’s travel media brands include www.airfarewatchdog.com, www.bookingbuddy.com, www.cruisecritic.com, www.everytrail.com, www.familyvacationcritic.com, www.flipkey.com, www.holidaylettings.co.uk, www.holidaywatchdog.com, www.independenttraveler.com, www.onetime.com, www.seatguru.com, www.sniqueaway.com, www.smartertravel.com, www.tingo.com, www.travel-library.com, www.travelpod.com, www.virtualtourist.com, www.whereivebeen.com, and www.kuxun.cn.

*	Source: comScore Media Metrix for TripAdvisor Sites, Worldwide, July 2012
**	Source: comScore Media Metrix for TripAdvisor, Inc. and its subsidiaries, Worldwide, July 2012

©2012 TripAdvisor, Inc. All rights reserved.

TripAdvisor, Inc.

SELECTED FINANCIAL INFORMATION

(in thousands, except for share and per share data)

Consolidated and Combined Statements of Operations

(Unaudited)

	Three Months Ended			Year Ended
	December 31, 2012	September 30, 2012	December 31, 2011	December 31, 2012	December 31, 2011
Revenue	$129,845	$155,835	$100,340	$559,215	$426,045
Related-party revenue from Expedia	39,548	56,875	37,458	203,751	211,018

Total revenues	169,393	212,710	137,798	762,966	637,063
Costs and expenses:
Cost of revenue	3,538	2,876	2,680	12,074	10,873
Selling and marketing (1)	66,960	67,647	51,947	266,239	209,176
Technology and content (1)	23,690	23,535	16,232	86,640	57,448
General and administrative (1)	21,079	20,056	19,438	75,641	44,770
Related-party shared services fee to Expedia	—	—	3,282	—	9,222
Depreciation	5,933	5,037	5,116	19,966	18,362
Amortization of intangible assets	1,201	1,310	1,880	6,110	7,523
Spin-off costs	—	—	3,667	—	6,932

Total costs and expenses:	122,401	120,461	104,242	466,670	364,306
Operating income	46,992	92,249	33,556	296,296	272,757
Total other expense, net	(3,702)	(1,439)	(10)	(14,321)	(863)

Income before income taxes	43,290	90,810	33,546	281,975	271,894
Provision for income taxes	(9,573)	(31,275)	(11,529)	(87,387)	(94,103)

Net income	33,717	59,535	22,017	194,588	177,791
Net (income) loss attributable to non-controlling interest	(138)	(175)	4	(519)	(114)

Net income attributable to TripAdvisor Inc	$33,579	$59,360	$22,021	$194,069	$177,677

Earnings per share attributable to TripAdvisor, Inc:
Basic	$0.24	$0.42	$0.16	$1.39	$1.33

Diluted	$0.23	$0.41	$0.16	$1.37	$1.32

Weighted average common shares outstanding:
Basic	142,474,131	142,342,040	133,461,127	139,461,886	133,461,046
Diluted	143,813,851	143,656,985	134,865,250	141,341,351	134,865,169

(1) Includes stock-based compensation as follows:

Selling and marketing	$1,437	$1,184	$1,254	$4,622	$3,216
Technology and content	4,275	3,187	1,655	11,400	3,931
General and administrative	4,467	4,092	7,957	14,080	10,197

TripAdvisor, Inc.

Consolidated Balance Sheets

(Unaudited)

	December 31,	December 31,
	2012	2011
ASSETS
Current assets:
Cash and cash equivalents	$367,515	$183,532
Short-term marketable securities	118,970	—
Accounts receivable, net of allowance for doubtful accounts of $2,818 and $5,370 at December 31, 2012 and 2011, respectively	81,459	67,936
Receivable from Expedia, net	23,971	14,081
Taxes receivable	24,243	—
Deferred income taxes, net	5,971	6,494
Prepaid expenses and other current assets	10,365	6,279

Total current assets	632,494	278,322
Long-term assets:
Long-term marketable securities	99,248	—
Property and equipment, net	43,802	34,754
Deferred income taxes, net	502	—
Other long-term assets	13,274	11,888
Intangible assets, net	38,190	44,030
Goodwill	471,684	466,892

Total Assets	$1,299,194	$835,886

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$14,099	$5,903
Deferred revenue	31,563	19,395
Credit facility borrowings	32,145	26,734
Borrowings, current	40,000	20,000
Taxes payable	14,597	17,229
Accrued expenses and other current liabilities	63,236	41,132

Total current liabilities	195,640	130,393

Deferred income taxes, net	11,023	16,004
Other long-term liabilities	25,563	15,952
Borrowings, net of current portion	340,000	380,000

Stockholders’ equity:
Preferred stock, $0.001 par value
Authorized shares: 100,000,000	—	—
Shares issued and outstanding: 0 and 0
Common stock $0.001 par value	130	121
Authorized shares: 1,600,000,000
Shares issued and outstanding: 130,060,138 and 120,661,808
Class B common stock $0.001 par value	13	13
Authorized shares: 400,000,000
Shares issued and outstanding: 12,799,999 and 12,799,999
Additional paid-in capital	531,256	293,744
Retained earnings	196,438	2,369
Accumulated other comprehensive loss	(869)	(2,710)

Total stockholders’ equity	726,968	293,537

Total Liabilities and Stockholders’ Equity	$1,299,194	$835,886

TripAdvisor, Inc.

Consolidated and Combined Statement of Cash Flows

(Unaudited)

	Three Months Ended			Year Ended
	December 31, 2012	September 30, 2012	December 31, 2011	December 31, 2012	December 31, 2011
Operating activities:
Net income	$33,717	$59,535	22,017	$194,588	$177,791
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation of property and equipment, including internal-use software and website development	5,933	5,037	5,116	19,966	18,362
Stock-based compensation	10,179	8,463	10,866	30,102	17,344
Amortization of intangible assets	1,201	1,310	1,880	6,110	7,523
Amortization of deferred financing costs	206	208	21	889	21
Amortization of discounts and premiums on marketable securities, net	527	—	—	527	—
Deferred tax benefit	(5,373)	487	(757)	(4,960)	(931)
Excess tax benefits from stock-based compensation	(528)	(178)	80	(2,717)	(1,571)
Provision (recovery) for doubtful accounts	535	(284)	308	(1,050)	909
Foreign currency transaction (gains) losses, net	(135)	(544)	225	1,644	209
Other, net	166	(488)	(346)	187	(131)

Changes in operating assets and liabilities, net of effects from acquisitions:
Accounts receivable	20,651	(5,006)	5,570	(11,810)	(15,910)
Related parties	8,579	8,856	—	(16,921)	—
Taxes receivable	(24,243)	—	—	(24,243)
Prepaid expenses and other current assets	(1,420)	(6)	(47)	(3,305)	(1,821)
Accounts payable	5,099	(8,935)	(12,331)	13,977	5,885
Taxes payable	11,607	(2,712)	(3,363)	7,073	3,244
Accrued expenses and other current liabilities	2,878	7,894	(2,853)	17,067	82
Deferred revenue	1,558	2,815	(225)	11,942	6,876

Net cash provided by operating activities	71,137	76,452	26,161	239,066	217,882

Investing activities:
Acquisitions, net of cash acquired	(3,007)	—	—	(3,007)	(7,894)
Capital expenditures, including internal-use software and website development	(8,695)	(7,338)	(5,294)	(29,282)	(21,323)
Acquisitions, net of cash acquired, from Expedia, Inc	—	—	(28,099)	—	(28,099)
Distribution proceeds from Expedia, Inc. related to Spin-Off	—	—	(405,516)	7,028	(405,516)
Transfers to Expedia Inc., net	—	—	8,046	—	(95,967)
Purchase of marketable securities and other investments	(218,922)	—	—	(218,922)	—
Proceeds from marketable securities and other investments	—	—	—	—	20,090
Other	—	—	(419)	—	(153)

Net cash used in investing activities	(230,624)	(7,338)	(431,282)	(244,183)	(538,862)

Financing activities:
Acquisitions funded by Expedia, Inc.	—	—	—	—	5,135
Payments on acquisition earnouts	—	—	(9,546)	—	(9,546)
Payments to purchase subsidiary shares for noncontrolling interest	(22,304)	—	—	(22,304)	—
Proceeds from credit facility	2,573	5,171	13,837	15,372	18,158
Payments to credit facility	—	—	—	(10,000)	—
Principal payments on long-term debt	(5,000)	(5,000)	—	(20,000)	—
Proceeds from issuance of long-term debt, net of issuance costs	—	—	396,516	—	396,516
Proceeds from exercise of stock options and warrants	4,461	482	—	230,711	—
Payment of minimum withholding taxes on net share settlements of equity awards	(2,986)	(654)	—	(6,675)	—
Excess tax benefits from stock-based compensation	528	178	(80)	2,717	1,571

Net cash (used) provided by financing activities	(22,728)	177	400,727	189,821	411,834
Effect of exchange rate changes on cash and cash equivalents	1,358	840	(454)	(721)	(455)

Net (decrease) increase in cash and cash equivalents	(180,857)	70,131	(4,848)	183,983	90,399
Cash and cash equivalents at beginning of period	548,372	478,241	188,380	183,532	93,133

Cash and cash equivalents at end of period	$367,515	$548,372	$183,532	$367,515	$183,532

Use of Non-GAAP Financial Measures

To supplement the financial measures presented in TripAdvisor’s press release and related conference call or webcast in accordance with accounting principles generally accepted in the United States (“GAAP”), TripAdvisor also reports Non-GAAP net income and Non-GAAP net income per diluted share, Adjusted EBITDA, Adjusted EBITDA Margin and free cash flow, which are supplemental measures to GAAP and are defined by the Securities and Exchange Commission as non-GAAP financial measures. A “non-GAAP financial measure” refers to a numerical measure of a company’s historical or future financial performance, financial position, or cash flows that excludes (or includes) amounts that are included in (or excluded from) the most directly comparable measure calculated and presented in accordance with GAAP in such company’s financial statements.

TripAdvisor defines “Non-GAAP net income” as net income before expenses related to stock-based compensation and amortization of intangible assets and non-recurring expenses, net of related tax effects.

TripAdvisor defines “Non-GAAP net income per diluted share” as Non-GAAP net income divided by non-GAAP weighted average diluted shares outstanding, which included dilution from options and warrants per the treasury stock method and include all weighted average shares relating to RSUs in shares outstanding for Non-GAAP net income per diluted share.

TripAdvisor defines “Adjusted EBITDA” as operating income (loss), excluding depreciation of property and equipment, which includes internal use software and website development, amortization of intangible assets, stock-based compensation and non-recurring expenses. Adjusted EBITDA is the primary metric by which management evaluates the performance of its business and on which internal budgets are based. In particular, the exclusion of certain expenses in calculating Adjusted EBITDA facilitates operating performance comparisons on a period-to-period basis. Adjusted EBITDA eliminates items that are either not part of TripAdvisor’s core operations such as the costs incurred to spin-off from Expedia or those costs that do not require a cash outlay, such as stock-based compensation. Adjusted EBITDA also excludes depreciation and amortization expense, which is based on TripAdvisor’s estimate of the useful life of tangible and intangible assets. These estimates could vary from actual performance of the asset, are based on historical costs and other factors and may not be indicative of current or future capital expenditures. We believe that by excluding certain items, such as stock-based compensation and non-recurring expenses, Adjusted EBITDA corresponds more closely to the cash operating income generated from our business and allows investors to gain an understanding of the factors and trends affecting the ongoing cash earnings capabilities of our business, from which capital investments are made and debt is serviced.

TripAdvisor defines “Adjusted EBITDA margin” as Adjusted EBITDA as a percentage of revenue.

TripAdvisor defines “Non-GAAP Selling and Marketing” and “Non GAAP Technology and Content” expenses as GAAP Selling and Marketing and GAAP Technology and Content expenses, respectively, before stock-based compensation expense. The Company defines “Non-GAAP General and Administrative” expense as GAAP General and Administrative expense, including related-party shared services expense and before stock-based compensation expense.

TripAdvisor defines “free cash flow” as net cash provided by (used in) operating activities less capital expenditures, which are purchases of property and equipment, including capitalization of internal-use software development costs. We believe that these non-GAAP financial measures are useful measures for analysts and investors to evaluate our future on-going performance as these measures allow a more meaningful comparison of our projected cash earnings and performance with our historical results from prior periods and to the results of our competitors. Moreover, management uses these measures internally to evaluate the performance of our business as a whole.

TripAdvisor provides these non-GAAP financial measures as additional information relating to TripAdvisor’s operating results as a complement to results provided in accordance with GAAP. Management believes that investors should have access to the same set of tools that management uses to analyze our results. The non-GAAP financial information presented here should be considered in conjunction with, and not as a substitute for or superior to the financial information presented in accordance with GAAP and should not be considered measures of TripAdvisor’s liquidity. There are significant limitations associated with the use of non-GAAP financial measures. Further, these measures may differ from the non-GAAP information, even where similarly titled, used by other companies and therefore should not be used to compare the Company’s performance to that of other companies. TripAdvisor endeavors to compensate for the limitation of the non-GAAP measures presented by also providing the most directly comparable GAAP measures and descriptions of the reconciling items and adjustments to derive the non-GAAP measures.

Pursuant to the requirements of Regulation G, we present a reconciliation of these non-GAAP financial measures to the nearest GAAP measure below.

TripAdvisor, Inc.

RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES

(in thousands, except for share and per share data)

(Unaudited)

	Three Months Ended			Year Ended
	December 31, 2012	September 30, 2012	December 31, 2011	December 31, 2012	December 31, 2011

Non-GAAP operating expenses:
GAAP Selling and marketing	$66,960	$67,647	$51,947	$266,239	$209,176
Subtract: Stock-based compensation expense	1,437	1,184	1,254	4,622	3,216

Non-GAAP Selling and marketing	$65,523	$66,463	$50,693	$261,617	$205,960

GAAP Technology and content	$23,690	$23,535	$16,232	$86,640	$57,448
Subtract: Stock-based compensation expense	4,275	3,187	1,655	11,400	3,931

Non-GAAP Technology and content	$19,415	$20,348	$14,577	$75,240	$53,517

GAAP General and administrative	$21,079	$20,056	$19,438	$75,641	$44,770
Add: Related-party shared services fee	—	—	3,282	—	9,222
Subtract: Stock-based compensation expense	4,467	4,092	7,957	14,080	10,197

Non-GAAP General and administrative	$16,612	$15,964	$14,763	$61,561	$43,795

Non-GAAP net income and net income per share:
GAAP net income	$33,579	$59,360	$22,021	$194,069	$177,677
Add: Stock based compensation expense	10,179	8,463	10,866	30,102	17,344
Add: Amortization of intangible assets	1,201	1,310	1,880	6,110	7,523
Add: Spin off Costs	—	—	3,667	—	6,932
Subtract: Income tax effect of Non-GAAP adjustments (1)	3,648	3,366	5,641	11,607	11,015

Non-GAAP net income	$41,311	$65,767	$32,793	$218,674	$198,461

GAAP diluted shares	143,813,851	143,656,985	134,865,250	141,341,351	134,865,169
Add: Additional restricted stock units	333,936	560,786	685,662	537,079	685,662

Non-GAAP diluted shares	144,147,787	144,217,771	135,550,912	141,878,430	135,550,831

GAAP net income per diluted share	$0.23	$0.41	$0.16	$1.37	$1.32
Non-GAAP net income per diluted share	0.29	0.46	0.24	1.54	1.46

Adjusted EBITDA:
Operating Income	$46,992	$92,249	$33,556	$296,296	$272,757
Add: Depreciation and amortization	7,134	6,347	6,996	26,076	25,885
Add: Stock-based compensation expense	10,179	8,463	10,866	30,102	17,344
Add: Spin off Costs	—	—	3,667	—	6,932

Adjusted EBITDA	$64,305	$107,059	$55,085	$352,474	$322,918

Divide by:
Revenue	$169,393	$212,710	$137,798	$762,966	$637,063

Adjusted EBITDA margin	38.0%	50.3%	40.0%	46.2%	50.7%

Free Cash Flow:
Net cash provided by operating activities	$71,137	$76,452	$26,161	$239,066	$217,882
Subtract: Capital expenditures	8,695	7,338	5,294	29,282	21,323

Free cash flow	$62,442	$69,114	$20,867	$209,784	$196,559

(1)	Represents the reduction in the income tax benefit recorded for the year ended Decemeber 31, 2012 based on our effective tax rate, adjusted for non-GAAP items, for the year ended December 31, 2012.

Safe Harbor Statement

Statements in this press release regarding management’s future expectations, beliefs, intentions, goals, strategies, plans or prospects, including, without limitation, statements relating to TripAdvisor’s future financial performance on both a GAAP and non-GAAP basis, may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws. Forward-looking statements can be identified by terminology such as “anticipate,” “believe,” “could,” “could increase the likelihood,” “estimate,” “expect,” “intend,” “is planned,” “may,” “should,” “will,” “will enable,” “would be expected,” “look forward,” “may provide,” “would” or similar terms, variations of such terms or the negative of those terms. Investors are cautioned that statements in this press release, which are not strictly historical statements, including, without limitation, statements by our chief executive officer with respect to growth objectives, strategic investments, expectations relating to the impact of the Company’s recently announced partnership deals with several leading vacation rental websites, and statements regarding management’s plans, objectives and strategies, constitute forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties and other factors including those risks, uncertainties and factors detailed in the Company’s filings with the Securities and Exchange Commission. As a result of such risks, uncertainties and factors, the Company’s actual results may differ materially from any future results, performance or achievements discussed in or implied by the forward-looking statements contained herein. TripAdvisor is providing the information in this press release as of this date and assumes no obligations to update the information included in this press release or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contacts

Investors

(617) 795.7848

ir@tripadvisor.com

Media

(617) 670.6575

uspr@tripadvisor.com